EXHIBIT 10.08

April 18, 2006

Taglich Brothers, Inc.
405 Lexington Avenue, 51st Floor
New York NY 10174

Re: Derma Sciences, Inc.

Ladies and Gentlemen:

We have acted as counsel to Derma Sciences, Inc., a Pennsylvania corporation (the “Company”), in connection with the Company’s private placement of a minimum aggregate principal amount of $5,400,000 and a maximum aggregate principal amount of $6,600,000 of the Company’s series H units (the “Units”), with each Unit consisting of four shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), and one five-year warrant to purchase one share of Common Stock (as amended or supplemented from time to time, each, an “Investor Warrant”).

This opinion is being furnished to you in accordance with Section 9(e) of the Placement Agreement, dated April 17th, 2006 (as amended or supplemented from time to time, the “Placement Agreement”), by and between the Company and Taglich Brothers, Inc., and in connection with the transactions contemplated thereby. Capitalized terms used and not otherwise defined in this opinion shall have the meanings respectively given them in the Placement Agreement.

We have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, all such agreements and certificates of officers of the Company and others, and all such other documents, certificates and corporate or other records, as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the following:

(a)	the Purchase Agreements, of various dates, by and between the Company and the purchasers signatory thereto (as amended or supplemented from time to time, the “Purchase Agreement”);

(b)	the Company’s Confidential Private Placement Memorandum, dated April 5, 2006, including the Exhibits thereto (as amended or supplemented from time to time, collectively, the “Memorandum”);

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(c)	the Registration Rights Agreements, of various dates, by and between the Company and the purchasers signatory thereto (as amended or supplemented from time to time, the “Registration Rights Agreement”);

(d)	the Investor Warrant;

(e)	the Receipt and Nondisclosure Agreements, of various dates, between the Company and the offerees signatory thereto (as amended or supplemented from time to time, the “Receipt and Nondisclosure Agreement”);

(f)	the Placement Agreement;

(g)	the Placement Agent Warrants;

(h)	the Articles of Incorporation (as amended) of the Company (the “Charter”);

(i)	the By-Laws (as amended) of the Company (the “By-Laws” and together with the Charter, the “Company Governing Documents”);

(j)	the Certificate of Incorporation (as amended) of Sunshine Products, Inc., a wholly-owned subsidiary of the Company (“Sunshine”), (the “Sunshine Charter”);

(k)	the By-Laws (as amended) of Sunshine (the “Sunshine By-Laws” and together with the Sunshine Charter, the “Sunshine Governing Documents”);

(l)	the Certificate of Incorporation (as amended) of Derma Sciences Canada Inc., a wholly-owned subsidiary of the Company (“Derma Canada” and, together with Sunshine, the “Subsidiaries”), (the “Derma Canada Charter”);

(m)	the By-Laws (as amended) of Derma Canada (the “Derma Canada By-Laws” and together with the Derma Canada Charter, the “Derma Canada Governing Documents”; and together with the Company Governing Documents and the Sunshine Governing Documents, the “Governing Documents”); and

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(n)	a copy of the Resolutions for the Board of Directors of the Company authorizing all of the transaction contemplated by the Memorandum, the Purchase Agreement, the Registration Rights Agreement, the Investor Warrant, the Receipt and Nondisclosure Agreement, the Placement Agreement and the Placement Agent Warrants (collectively, the “Transaction Documents”) taken at a duly convened meeting of the Board of Directors held on April 17, 2006.

In our examination, we have assumed, without any inquiry or investigation, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and accuracy of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, and the authenticity and accuracy of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that:

1.     Each of the Company and its Subsidiaries has been duly incorporated, is validly existing as a corporation in good standing under the laws of their respective jurisdictions of incorporation, has the corporate power and authority to own its property and to conduct its business as described in the SEC Documents (as defined below) and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company.

2.     Each of the Company and each Subsidiary has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and where such business is now being conducted.

3.     (i) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 11,750,000 shares of preferred stock (the “Preferred Stock”), the rights and preferences of which may be set from time to time prior to issuance by the Board of Directors of the Company; (ii) neither the Charter nor the By-Laws contain preemptive rights or rights of first refusal in favor of any shareholder of the Company; and (iii) no stockholder of the Company or any other person has any preemptive right, right of first refusal or other similar right to subscribe for or purchase securities of the Company.

4.     The Company has the requisite corporate power and authority to (i) execute, deliver and perform its obligations under each of the Transaction Documents and the Governing Documents, (ii) issue the Units and (iii) issue the shares of Common Stock issuable upon exercise of the Investor Warrants and the Placement Agent Warrants.

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5.     The Company has taken all necessary corporate action to (i) authorize the execution, delivery and performance of its obligations under each of the Transaction Documents and the Governing Documents, (ii) issue the Units and (iii) issue the shares of Common Stock issuable upon exercise of the Investor Warrants and the Placement Agent Warrants.

6.     The Company and each Subsidiary has duly executed and delivered each of the Transaction Documents and the Governing Documents, as applicable, and each of the Transaction Documents and the Governing Documents, as applicable, is a valid and binding obligation of the Company and such Subsidiary, enforceable against it in accordance with its terms.

7.     All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly and validly authorized and issued and are fully paid and nonassessable. All of the issued and outstanding shares of common stock of each Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable.

8.     The shares of Common Stock sold in the Offering (as such term is defined in the Memorandum and employed consistently throughout this letter) and the shares of Common Stock issuable upon the exercise of the Investor Warrants and the Placement Agent Warrants have been duly and validly authorized for issuance and, when issued pursuant to the terms of the Placement Agreement and the Purchase Agreement, or the terms of the Investor Warrants or the Placement Agent Warrants, as the case may be, will be duly and validly authorized and issued, fully paid and nonassessable and free from preemptive rights or rights of first refusal held by any person.

9.     The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated by the Transaction Documents do not and will not (i) require the consent, waiver, approval, license or authorization of or filing with or notice to any person, entity or public authority (other than any filings required by Federal or state securities laws), (ii) conflict with or violate any provision of the Governing Documents, (iii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or other written instrument relating to indebtedness of the Company or any Subsidiary, or any other agreement, indenture or instrument to which the Company or any Subsidiary is a party, (iv) result in a violation of any law, rule or regulation of any governmental authority, regulatory body, stock market or trading facility to which the Company or any Subsidiary is subject, or by which any property or asset of the Company or any Subsidiary is bound or affected, (v) result in any violation of any order, judgment, injunction, decree or other restriction of any court or governmental authority, or (vi) result in the creation of any lien, security interest, charge or encumbrance upon, any of the properties or assets of the Company or any Subsidiary under the terms of any agreement.

10.     The Company has filed all Forms 10-KSB and Forms 10-QSB required to be filed by it, and the Company has not failed to file any Form 8-K required to be filed by it, in each case under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the two years preceding

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the date hereof (or such shorter period as the Company was required by law to file such material) (collectively, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects as to form with the requirements of the 1933 Act and the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder.

11.     Assuming the accuracy of the representations and warranties of the Company set forth in the Placement Agreement and of the Investors set forth in the Purchase Agreement, the offer, issuance and sale of the Units sold in the Offering and the Placement Agent Warrants are exempt from the registration requirements of the 1933 Act.

12.     The Company and each Subsidiary is in compliance in all material respects with any law, rule or regulation of all Federal, state, local and foreign government agencies having jurisdiction over the Company or any Subsidiary or affecting the business, assets or properties of the Company or any Subsidiary, and the Company and each Subsidiary possesses all licenses, permits, consents, approvals and agreements which are required to be issued by any applicable Federal, state, local or foreign authority necessary for the operation of its business and/or in connection with its assets or properties.

13.     Except as described or reflected in the Memorandum, neither the Company nor any Subsidiary is in default under any note, loan agreement, security agreement, mortgage, contract, lease, alliance agreement, joint venture agreement, franchise agreement, other agreement, license, permit, consent, approval or instrument to which it is a party, and no event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such default thereof by the Company or any Subsidiary or would cause acceleration of any obligation of the Company or any Subsidiary or would adversely affect the business, operations, financial condition or prospects of the Company or any Subsidiary.

14.     Except as described or reflected in the Memorandum, there are no material claims, actions, suits, proceedings or labor disputes, inquiries or investigations (whether or not purportedly on behalf of the Company or any Subsidiary) pending or threatened against the Company or any Subsidiary, formal or informal, at law or in equity or by or before any Federal, state, county, municipal or other governmental department, the SEC, the National Association of Securities Dealers, Inc., board, bureau, agency or instrumentality, domestic or foreign, whether legal or administrative or in arbitration or mediation. Neither the Company, any Subsidiary nor the assets of the Company or any Subsidiary are subject to, nor is the Company or any Subsidiary in default with respect to, any order, writ, injunction, judgment or decree that could materially and adversely affect the financial condition, business, assets or prospects of the Company or any Subsidiary.

15.     The Memorandum and the SEC Documents do not contain any misstatement of a material fact or omit to state a material fact necessary to make the information in the Memorandum and the SEC Documents not misleading.

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16.     The execution and delivery by the Company of each of the Transaction Documents, and the performance by the Company of its obligations thereunder, will not (i) contravene any provision of the Governing Documents or (ii) result in any violation of provisions of any law or regulation of the Commonwealth of Pennsylvania or the United States of America applicable to the Company or any Subsidiary.

17.     No consent, approval, authorization or order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required under the Federal laws of the United States of America, or the laws of the Commonwealth of Pennsylvania for the consummation of the transactions contemplated by, or the execution and delivery by the Company of, or the performance of the Company’s obligations under, any of the Transaction Documents, except for the filing of the Form D under Regulation D under the 1933 Act.

18.     Neither the Company nor any Subsidiary is in violation of the Governing Documents applicable to it, or any law, administrative regulation or administrative or court decree applicable to it or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement set forth in the SEC Documents, except in each such case for such violations or defaults as would not have a material adverse effect on the Company.

Very truly yours,

HEDGER & HEDGER

Raymond C. Hedger, Jr.